Exhibit 99.2

GLOBAL MEDICAL REIT, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Global Medical REIT, Inc. made the following acquisition since September 1, 2012:

Property Name	Date of Acquisition	Net Purchase Price
The Facility in Omaha, Nebraska	June 5, 2014	$21.7 million

The unaudited pro forma condensed consolidated balance sheet assumes that the 2014 acquisition occurred on February 28, 2014 and the unaudited pro forma condensed consolidated statements of operations assume that all acquisitions described above occurred on September 1, 2012.

In management’s opinion, all adjustments necessary to reflect the effects of these acquisitions have been made. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of what actual results of operations would have been had the Company made these acquisitions on the first day of the period presented, nor does it purport to represent the results of operations for future periods.

GLOBAL MEDICAL REIT, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of February 28, 2014

	February 28, 2014	Adjustments for the Facility Acquisition		Pro Forma

Assets
Cash and cash equivalents	$3,415	$685,917	A, B, C, D	$689,332
Prepaid expenses	3,632	-		3,632
Building		21,710,000	A	21,710,000
Deferred financing costs, net		273,191	A	273,191
Total assets	$7,047	$22,669,108		$22,676,155

Liabilities and Equity
Liabilities:

Accounts payable and accrued expenses	20,989	$ 218,690	B	239,679
Due to affiliates	23,315	434,200	C	457,515
Notes payable to affiliates		7,500,000	D	7,500,000
Notes payable		15,060,000	A	15,060,000
Total liabilities	44,304	23,212,890		23,257,194

Equity:
Stockholders' Equity
Common stock: Authorized: 200,000,000 shares, par value $.001, 8,000,000 shares issued and outstanding	8,000			8,000
Additional paid in capital	72,000	-		72,000
Deficit accumulated during the development stage	(117,257)	(543,782)	A	(661,039)
Stockholders' Equity	(37,257)	(543,782)		(581,039)

Total Liabilities and Stockholders’ Equity:	$7,047	$22,669,108		$22,676,155

Adjustments

A

To record the acquisition of hospital facility located at 1870 S 75th Street, Omaha, Nebraska (the "Facility"). Investment property was recorded at fair value. Pro forma adjustments related to these amounts are preliminary and subject to change.

B

To record the pro forma effect of the Company’s acquisition expenses related to the acquisition of the Facility.

C

To record the pro forma effect of the Company’s acquisition fee of 2% related to the acquisition of the Facility.

D

To record the pro forma effect of shareholder loan used to fund the acquisition of the Facility.

GLOBAL MEDICAL REIT, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Six Months Ended February 28, 2014

	Six months ending February 28, 2014	Adjustments for the Acquisition			Pro Forma

Revenues:
Rental revenue	$-		$782,984	B	$782,984

Expenses:
Property operating expenses	-		290	B	290
Land lease expense	-		29,939	B	29,939
Depreciation	-		278,333	B	278,333
Asset management fees	-		3,915	B	3,915
General and administrative expenses	21,352		2,253	B	23,605
Total expenses	21,352		314,730		336,082

Other expenses:
Interest expense	-		409,862	A, C	409,862

Net income (loss) attributable to common stockholders	$(21,352)		$58,392		$37,040
Basic and diluted income (loss) per common share:	$(0.00)	$			$0.00
Weighted average number common shares outstanding	8,000,000				8,000,000

Adjustments

A

To record the pro forma effect of interest expense on borrowings of $15.06 million term loan with Capital One, National Association related to the acquisition of the Facility assuming that the borrowing was outstanding as of September 1, 2012. The interest rate was 4.91% as of the date of acquisition.

B

To record the pro forma effect of the Company’s acquisition of the Facility based on its historical results of operations assuming that the acquisition had occurred on September 1, 2012.

C

To record the pro forma effect of the Company’s amortization calculated based on the deferred financing costs incurred

GLOBAL MEDICAL REIT, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended August 31, 2013

	Year Ended August 31, 2013		Adjustments for the Acquisition		Pro Forma

Revenues:
Rental revenue	$		$1,527,962	B	$1,527,962

Expenses:
Property operating expenses			853	B	853
Land lease expense			54,887	B	54,887
Depreciation and amortization			556,667	B	556,667
Asset management fees			7,602	B	7,602
General and administrative expenses		45,338	8,611	B	53,949
Total expenses		45,338	628,620		673,958

Other expenses:
Interest expense			830,996	A, C	830,996

Net income (loss) attributable to common stockholders		$(45,338)	$68,346		$23,008
Basic and diluted income (loss) per common share:		$(0.01)	$-		$0.00
Weighted average number common shares outstanding		7,828,767	-		7,828,767

Adjustments

A

To record the pro forma effect of interest expense on borrowings of $15.06 million term loan with Capital One, National Association related to the acquisition of the Facility assuming that the borrowing was outstanding as of September 1, 2012. The interest rate was 4.91% as of the date of acquisition.

B

To record the pro forma effect of the Company’s acquisition of the Facility based on its historical results of operations assuming that the acquisition had occurred on September 1, 2012.

C

To record the pro forma effect of the Company’s amortization calculated based on the deferred financing costs incurred

GLOBAL MEDICAL REIT, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1) Investment Properties Acquired After September 1, 2012

On June 5, 2014, Global Medial REIT, Inc. (the “Company”, “we”, “us”, “our”) acquired a 56-bed long term acute care hospital located at 1870 S 75th Street, Omaha, Nebraska (the “Facility”) for a purchase price of $21.7 million (the “Purchase Price”). The Facility is operated by Select Specialty Hospital - Omaha, Inc. pursuant to a sublease which expires in 2022, with sublessee options to renew up to 60 years (the “operating lease”). Also, the real property where the Facility and other improvements are located is subject to a land lease with Catholic Health Initiatives, a Colorado nonprofit corporation (the “land lease”). The land lease expires in 2022 with sublessee options to renew up to 60 years. As part of our acquisition of the Facility, the Company acquired the operating lease and the land lease and will become bound by the terms and conditions of these leases.

The acquisition was funded using proceeds from a mortgage loan obtained on June 5, 2014, with Capital One, National Association $15,060,000 with a maturity on June 5, 2017 and from additional financings of $7,500,000 from a majority shareholder. The mortgage loan shall bear interest at a rate per annum equal to Four and Ninety-one hundredths of one percent (4.91%). The majority shareholder financing is unsecured, due on demand, and bears no interest.

The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition occurred on February 28, 2014 and the unaudited pro forma condensed consolidated statements of operations assume that all acquisitions described above occurred on September 1, 2012.

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